Exhibit 10.2

Execution Version

TUTOR PERINI CORPORATION

THIRD AMENDMENT

THIS THIRD AMENDMENT (this “Amendment”) is entered into as of October 4, 2010 by and among TUTOR PERINI CORPORATION, a Massachusetts corporation f/k/a Perini Corporation (“Borrower”), with its chief executive office at 15901 Olden Street, Sylmar, California 91342, the Guarantors party hereto, BANK OF AMERICA, N.A., as Administrative Agent (“Agent”), and the Lenders under the Credit Agreement, as defined below.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as defined below.

R E C I T A L S

WHEREAS, Borrower, Guarantors, Agent and the Lenders have previously entered into a Third Amended and Restated Credit Agreement dated as of September 8, 2008, as amended by a Joinder Agreement dated February 13, 2009 executed by Daniel J. Keating Construction Company, by a First Amendment dated as of February 23, 2009 and by a Second Amendment dated as of January 13, 2010 (as amended, the “Credit Agreement”) providing for $205,000,000 in Aggregate Revolving Commitments pursuant to Section 2.01.1(a), subject to increase in an amount not to exceed $45,000,000 pursuant to Section 2.01.1(b) thereof;

WHEREAS, Borrower has requested that Borrower be permitted to incur additional senior unsecured indebtedness up to $300,000,000;

NOW THEREFORE, in consideration of the foregoing premises and the mutual benefits to be derived by Borrower, Guarantors, Agent and the Lenders from a continuing relationship under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

A. Amendments to Credit Agreement.  As of the Third Amendment Effective Date, the Credit Agreement is hereby amended as follows:

     1. The following defined terms appearing in Section 1.01 of the Credit Agreement are hereby amended in their entirety to read as follows:

“Aggregate Supplemental Revolver Commitments” means the Supplemental Revolver Commitments of all the Supplemental Revolver Lenders.  The amount of the Aggregate Supplemental Revolver Commitments is Ninety-Nine Million Seven Hundred Seventy-Five Thousand Dollars ($99,775,000).

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and any members of the Permitted Group shall be excluded when determining the members of such “group”) other than the Permitted Group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) of the Equity Interests of Borrower entitled to vote for members of the Board of Directors of Borrower on a fully diluted basis
       (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 24 consecutive months, a majority of the members of the Board of Directors of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors of Borrower); or

(c) (i) any Person other than the Permitted Group, or (ii) two or more Persons (neither of whom is in the Permitted Group) acting in concert, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower, or control over the Voting Interest of Borrower on a fully-diluted basis (and taking into account all such Voting Interest that such Person or group has the right to acquire pursuant to any option right) representing fifty percent (50%) or more of the combined voting power of such Voting Interest.

“Consolidated Adjusted EBITDA” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated EBITDA for such period minus, to the extent the same are paid in cash during such period, the sum of (b) Consolidated Maintenance Capital Expenditures, (c) Restricted Payments (other than dividends and repurchases of common stock of Borrower permitted pursuant to Section 8.06(d) made by Borrower from and after January 1, 2010 not to exceed $250,000,000 in the aggregate), and (d) income taxes paid in cash during such period.

“Consolidated EBITDA” means for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period, plus (a) to the extent deducted in calculating Consolidated Net Income, the sum of (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) the amount of depreciation and amortization expense for such period and (iv) the amount of all non-cash stock compensation incurred during such period, including any non-cash expenses arising from stock options, stock grants or other equity-incentive programs, the granting of stock appreciation rights and similar arrangements, and (b) the lesser of (i) with respect to any four fiscal quarter period ending on and after December 31, 2009, to the extent deducted in calculating Consolidated Net Income, the amount of any non-cash goodwill impairment charge taken during such period, and (ii) Pro Forma Consolidated Net Income for such four fiscal quarter period minus (c) to the extent included in calculating Consolidated Net Income, all non-cash gains recognized during such period, other than the accrual of revenue in the ordinary course of business.

“Permitted Group” means (i) Ronald N. Tutor; (ii) any of his brothers, sisters, children of brothers and sisters, grandchildren, grandnieces, grandnephews and other members of his immediate family and other descendants; (iii) in the event of the incompetence or death of any of the Persons described in clauses (i) and (ii), such Person’s estate, executor, administrator, committee or other personal representative; (iv) any trusts created for the benefit of the Persons described in clause (i) or (ii); or (v) any Person controlled by any of the Persons described in clause (i), (ii), or (iv) and (v) any group of Persons (as defined in the Exchange Act) in which the Persons described in clause (i), (ii), or (iv), individually or collectively, Control such group.

     2. Section 1.01 of the Credit Agreement is hereby further amended to add the following new defined terms:

“Indenture” means the Indenture among the Borrower, certain subsidiaries of the Borrower, as Guarantors, and the trustee identified therein, issued with respect to the Senior Notes containing terms and conditions previously approved by the Agent, with such modifications prior to the Third Amendment Effective Date as may be consented to in writing by Agent and as may be amended, restated, supplemented or otherwise modified from time to time after the Third Amendment Effective Date in accordance with Section 8.12.

“Senior Notes” means collectively, the senior debt obligations issued by Borrower pursuant to the Indenture, as the same may from time to time be amended, restated, supplemented or otherwise modified from time to time.

“Third Amendment Effective Date” means the date specified in the Third Amendment dated October 4, 2010 to this Agreement.

        3. Section 2.01.1(b)(i) of the Credit Agreement is hereby amended in its entirety to read as follows:

(i) the Aggregate Revolving Commitments shall not be increased by an amount in excess of the amount permitted under the introductory paragraph of this Section 2.01(b) without the consent of the Required Class Lenders having Revolving Exposure;

        4. Section 7.02(g) of the Credit Agreement is hereby amended in its entirety to read as follows:

(g)           as soon as available and, in any event, within forty-five (45) days after the end of each quarter of each fiscal year of Borrower, a summary of all of Borrower’s accounts receivable, including the aging and reconciliation of such accounts receivable and an indication of which such accounts arise under contracts in which performance is backed by a bond, guaranty or other undertaking by a surety;

        5. Section 8.01(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

(b)           Liens existing on the Amendment Effective Date and listed on Schedule 8.01 and any renewals, refinancings extensions thereof, or any subsequent financing of the assets secured by such Liens, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal, refinancing or extension of the obligations secured or benefited thereby, or subsequent financing of the assets secured by such Liens, is permitted by Section 8.03(b);

        6. Sections 8.02(d)(vi) of the Credit Agreement is hereby amended in its entirety to read as follows:

(vi) the Purchase Price paid by such Loan Party for any such Acquisition shall not exceed (i) $125,000,000 for any one such Acquisition and (ii) $400,000,000 in the aggregate for all such Acquisitions occurring during the term of this Agreement, or, if the Purchase Price is greater than such dollar amounts, the prior written approval of the Required Lenders shall have been obtained.

        7. Sections 8.02(f) of the Credit Agreement is hereby amended in its entirety to read as follows:

(f) Investments in CIS not to exceed $1,000,000 in the aggregate, plus any and all Letters of Credit required by any Governmental Authority to be issued for the account of CIS up to an amount not to exceed $25,000,000 in the aggregate.

        8. Section 8.03(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

(b)           Indebtedness of Borrower and its Subsidiaries set forth in Schedule 8.03 and renewals, refinancings and extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and further provided that the Borrower may repay in full any such Indebtedness and then subsequently finance the assets securing such Indebtedness so long as no more than $50,000,000 of such subsequent financing is incurred following the Third Amendment Effective Date;

        9. Sections 8.03(f) of the Credit Agreement is hereby amended in its entirety to read as follows:

(f)           Indebtedness incurred to finance Borrower’s and its Subsidiaries insurance premiums not to exceed $10,000,000 in the aggregate outstanding at any time;

        10. Section 8.03(h) of the Credit Agreement is hereby amended in its entirety to read as follows:

(h)           Guarantees of Indebtedness permitted under clauses (a) through (g,), (k), (m) ,  (n) and (q) of this Section 8.03 incurred by a Loan Party;

        11. Section 8.03 of the Credit Agreement is hereby further amended to add the following new subsections “q” and “r”:

(q) Indebtedness under the Senior Notes (which Senior Notes shall not have a principal amount in excess of $300,000,000) less the aggregate amount of all principal payments thereon and repurchases thereof, including all Indebtedness issued in exchange therefore provided that the amount of such Indebtedness is not increased at the time of such exchange.

(r) Indebtedness owing under any preferred stock issued by the Borrower that provides that no mandatory cash payments shall be required, and no mandatory redemption or put right shall apply, until a date that is six (6) months or more after the Maturity Date.

        12. Section 8.05(d)(ii) of the Credit Agreement is hereby amended in its entirety to read as follows:

(ii) operating leases at market rentals of portions of office space not then utilized by Borrower or any of its Subsidiaries in (x) Borrower’s headquarters office building in Framingham, Massachusetts and (y) Perini Building Company’s office building in Las Vegas, Nevada.

        13. Section 8.06(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

(b) Borrower may make cash payments in the ordinary course of business in full or partial settlement of employee stock options or in full or partial settlement of similar incentive compensation arrangements providing employees options, warrants or other rights to acquire shares of Borrower’s capital stock to employees, up to an aggregate amount not to exceed $5,000,000 during any period of twelve consecutive calendar months but only if and to the extent that, before and after giving effect to such cash payment no Default shall have occurred and be continuing;

        14. Section 8.09 of the Credit Agreement is hereby amended in its entirety to read as follows:

8.09           Burdensome Agreements.

Except for Mt. Wayte Realty and CIS, and except with respect to any Joint Venture, enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts on the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

The restrictions set forth in the foregoing sections (a)(i) – (a) (vi) and (b) shall not apply to the Contractual Obligations set forth under the Indenture and the Senior Notes.

        15. Section 8.11 of the Credit Agreement is hereby amended in its entirety to read as follows:

8.11           Financial Covenants.

(a) Consolidated Net Worth.  Permit Consolidated Net Worth to be less than $1,000,000,000 as of the Borrower’s fiscal quarter ending June 30, 2010, and at any time thereafter, an amount equal to the sum of (i) $1,000,000,000, (ii) an amount equal to 50% of the aggregate amount of Consolidated Net Income for each fiscal quarter ending on and after September 30, 2010 (with no deduction for net losses), and (iii) an amount equal to 100% of the aggregate amount of all Equity Issuances after June 30, 2010  that increase consolidated shareholders’ equity.

(b) Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of Borrower to be greater than 3.00:1.00 until the period ending December 31, 2011 and 2.50:1.00 at all times thereafter.

(c) Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of Borrower to be less than 1.50:1.0.

        16. Section 8.12 of the Credit Agreement is hereby amended in its entirety to read as follows:

8.12           Prepayment of Other Indebtedness, Etc.

(a)           Amend or modify any of the terms of (a) the Indenture or any of the Senior Notes other than amendments or modifications that are not adverse to the Lenders, as reasonably determined by the Administrative Agent and which, together with any prior amendments or modifications, would not have a Material Adverse Effect,  or (b) any other Indebtedness of Borrower or any Subsidiary (other than Indebtedness arising under the Loan Documents or Indebtedness to another Loan Party) other than amendments or modifications, which, together with any prior amendments or modifications, would not have a Material Adverse Effect.

(b)           On and after the occurrence of an Event of Default which is continuing, or if such payment, prepayment or acquisition would result in an Event of Default thereafter, make (or give any notice with respect thereto) any payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of Borrower or any Subsidiary (other than Indebtedness arising under the Loan Documents) to the extent any of the foregoing are voluntary or optional.

        17. Section 9.01(e) of the Credit Agreement is hereby amended in its entirety to read as follows:

(e)           Cross-Default.  (i) Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under Swap Contracts and Indebtedness consisting of trade payables) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such

Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than $10,000,000.  Notwithstanding the foregoing, any repurchase (including the payment of any premium) required under the Indenture, in whole or in part, of the Senior Notes other than as a result of a Default or Event of Default under, and as defined in, the Indenture shall not constitute an Event of Default under this Agreement; or

        18. Section 9.01(h) of the Credit Agreement is hereby amended in its entirety to read as follows:

(h)           Judgments.  There is entered against Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $25,000,000 (to the extent not covered by insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

        19. Schedule 2.01.2 (Commitments and Applicable Percentages For Supplemental Revolver Commitment) to the Credit Agreement is hereby replaced with Schedule 2.01.2 attached hereto.

        20. Exhibit 7.02 (form of Compliance Certificate) to the Credit Agreement is hereby replaced with Exhibit 7.02 attached hereto.

B. Representations and Warranties.  Each Loan Party represents and warrants to Agent and the Lenders that: (a) such Loan Party has the full power and authority to execute, deliver and perform its respective obligations under the Credit Agreement, as amended by this Amendment, (b) the execution and delivery of this Amendment has been duly authorized by all necessary action of the Board of Directors (or equivalent) of such Loan Party;
(c) after giving effect to this Amendment, the representations and warranties contained or referred to in Article VI of the Credit Agreement are true and accurate in all material respects as if such representations and warranties were being made as of the Third Amendment Effective Date except to the extent that such representations and warranties specifically refer to an earlier date; and (d) after giving effect to the amendments to the Credit
Agreement set forth herein, no Default or Event of Default has occurred and is continuing.

C. Other.

1. The provisions set forth in Section A of this Amendment shall be effective as of the date (the “Third Amendment Effective Date”) upon which the Senior Notes are issued under the Indenture (as such terms are defined in Section A) and the Agent receives:

(i)	this Amendment duly executed and delivered by Agent, the Required Lenders, and the Loan Parties;

(ii)
(a) resolutions of the Board of Directors of each Loan Party, approving and authorizing the execution, delivery and performance of this Amendment and the other documents delivered in connection herewith to which it is a party, certified as of the Third Amendment Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment;  (b) incumbency certificates including certification from the secretary or assistant secretary of each Loan Party that the Organization Documents such Loan Party previously delivered in connection with the Credit Agreement remain true and correct as of the Third Amendment Effective Date;

(iii)
all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act;

(iv)	such other financial information as may be reasonably requested by Arranger or the Agent;

(v)	Supplemental Fee Letter; and

(vi)
all accrued fees, costs and expenses (including, without limitation, the reasonable costs and expenses of Agent’s counsel) incurred by Arranger, Agent and Lenders in connection with this Amendment and invoiced to Borrower.

This Amendment will not become effective, and shall be a nullity, if the Indenture is not effective and the Senior Notes are not issued on or before November 15, 2010.

2. This Amendment is executed as an instrument under seal and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to its conflicts of law rules.  All parts of the Credit Agreement and any other Loan Document not affected by this Amendment are hereby ratified and affirmed in all respects, provided that if any provision of the Credit Agreement shall conflict or be inconsistent with this Amendment, the terms of this Amendment shall supersede and prevail.  Upon the execution of this Amendment, all references to the Credit Agreement in that document, or in any other Loan Document, shall mean the Credit Agreement as amended by this Amendment.  Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of the Credit Agreement, and, except as specifically provided in this Amendment, the Credit Agreement shall remain in full force and effect.  This Amendment may be executed in one or more counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of Borrower, Guarantors, Agent and the Lenders in accordance with Section 11.01 of the Credit Agreement, has caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

BORROWER:
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	TUTOR PERINI CORPORATION, f/k/a Perini Corporation, a Massachusetts corporation By: /s/William B. Sparks Name: William B. Sparks Title: Executive Vice President and Treasurer
GUARANTORS:
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	PERINI BUILDING COMPANY, INC., an Arizona corporation By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	PERINI ENVIRONMENTAL SERVICES, INC., a Delaware corporation By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	INTERNATIONAL CONSTRUCTION MANAGEMENT SERVICES, INC., a Delaware corporation By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer

WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	PERINI MANAGEMENT SERVICES, INC., a Massachusetts corporation By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	BOW EQUIPMENT LEASING COMPANY, INC., a New Hampshire corporation By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	R.E. DAILEY & CO., a Michigan corporation By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	PERINI LAND AND DEVELOPMENT COMPANY, INC., a Massachusetts corporation By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer

WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	PARAMOUNT DEVELOPMENT ASSOCIATES, INC., a Massachusetts corporation By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	PERCON CONSTRUCTORS, INC., a Delaware corporation By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	PERLAND CONSTRUCTION, INC., a West Virginia corporation By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	JAMES A. CUMMINGS, INC., a Florida corporation By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer

WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	CHERRY HILL CONSTRUCTION, INC., a Maryland corporation By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	RUDOLPH AND SLETTEN, INC., a California corporation By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	TUTOR-SALIBA LLC, a California limited liability company By: /s/William B. Sparks Name: William B. Sparks Title: Chief Financial Officer and Treasurer
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	TUTOR-SALIBA CORPORATION, f/k/a Tutor-Saliba Builders, a California corporation By: /s/William B. Sparks Name: William B. Sparks Title: Chief Financial Officer and Treasurer

WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	POWERCO ELECTRIC CORP., a California corporation By: /s/William B. Sparks Name: William B. Sparks Title: Chief Financial Officer
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	TUTOR HOLDINGS, LLC, a Delaware limited liability company By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	TUTOR PACIFIC CONSTRUCTION, LLC, a Delaware limited liability company By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	TUTOR MICRONESIA CONSTRUCTION, LLC, a Delaware limited liability company By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer

WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	G.W. MURPHY CONSTRUCTION COMPANY, INC., a Hawaii corporation By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	E.E. BLACK, LIMITED, a Hawaii corporation By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	DESERT PLUMBING & HEATING CO., INC., a Nevada corporation By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	BLACK CONSTRUCTION INVESTMENTS, INC., a Nevada corporation By: /s/William B. Sparks Name: William B. Sparks Title: Treasurer

WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name	TPC AGGREGATES, LLC, a Nevada limited liability company By: /s/William B. Sparks Name: William B. Sparks Title: Chief Financial Officer
WITNESS: /s/Lisa M. Melonas Lisa M. Melonas Print Name
DANIEL J. KEATING CONSTRUCTION COMPANY,
LLC, a Delaware limited liability company (successor by
conversion to Daniel J. Keating Construction Company, a
Pennsylvania corporation)

By:       /s/William B. Sparks

Name:  William B. Sparks

Title:    Treasurer

ADMINISTRATIVE AGENT:
BANK OF AMERICA, N.A., as Administrative Agent By: /s/Roberto Salazar Name: Roberto Salazar Title: Assistant Vice President

LENDERS:
BANK OF AMERICA, N.A., as a Supplemental Revolver Lender and a Revolving Lender By: /s/Matthew Koenig Name: Matthew Koenig Title: Senior Vice President

BMO CAPITAL MARKETS FINANCING, INC., as a Revolving Lender By: /s/John Armstrong Name: John Armstrong Title: Director

TD BANK, N.A., as a Revolving Lender By: Name: Title:

SOVEREIGN BANK, as a Revolving Lender By: /s/Greg Batsevitsky Name: Greg Batsevitsky Title: Senior Vice President

COMERICA BANK, as a Revolving Lender By: /s/Nunilo B. Soler Name: Nunilo B. Soler Title: First Vice President

UNION BANK, N.A., as a Revolving Lender By: /s/George Plazola Name: George Plazola Title: Vice President

U.S. BANK, NATIONAL ASSOCIATION, as a Revolving Lender By: /s/John I. Paul Name: John I. Paul Title: Portfolio Manager

SCHEDULE 2.01.2

COMMITMENTS AND APPLICABLE PERCENTAGES

FOR SUPPLEMENTAL REVOLVER COMMITMENTS

Supplemental Revolver Lender	Initial Applicable Percentage	Supplemental Revolver Commitment
Bank of America, N.A. 333 S. Hope St., 13th FL Los Angeles, CA 90071	100.000000000%	$99,775,000

ANNEX I TO SCHEDULE 2.01.2

	SECURITY	CUSIP	POSITION

1.	The Colburn School, CA Series 2006A	13033WWZ2	$8,000,000

2.	Brazos Higher Ed Auth 2006 2-A-14	10620NBB3	$8,250,000

3.	GCO ELF Loan Funding Trust-I Student Loan Asset-Backed 2007-1 A-5AR (144A – QUIB)	36156YAR2	$13,975,000

4.	GCO ELF Loan Funding Trust-1 Student Loan Asset-Baked 2007-1 A-6AR (144A – QUIB)	36156YAS0	$5,500,000

5.	GOAL Financial (ELAB Trust Estate) 2003-A-8 (QUIB or Accredited Investor Only)	281397AW9	$9,600,000

6.	Nat Colleg 1st Marblehead 2007-3 A-3-AR-7 – NO LETTER REQUIRED	63544DAL6	$15,000,000

7.	Nat Colleg 1st Marblehead 2007-4 A-2-AR-7 – NO LETTER REQUIRED	63544EAL4	$8,000,000

8.	NELNET Student Loan Trust NSLT 2007-2 A-4 AR-1 (144A – QUIB Only)	64032FAK0	$10,000,000

9.	SLM Student Loan Trust 2006-7 A-6C	78443GAH8	$8,100,000

10.	Panhandle Plains Higher Ed Auth 2007 A-3-Limited Retail Due to Blue Sky Laws	698476EE4	$13,350,000

EXHIBIT 7.02
FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  , _____
To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of September 8, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Tutor Perini Corporation, a Massachusetts corporation (the “Borrower”), certain Subsidiaries of the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.           Attached hereto are the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.           Attached hereto are the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.           The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3.           A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]
[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
--or--
[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.           The representations and warranties of the Borrower contained in Article VI of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (ii) for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered, and (iii) as otherwise described on Schedule II attached hereto.

5.           The financial covenant analyses and information set forth on Schedule I attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _________________, _____.

TUTOR PERINI CORPORATION

By:

Name:

Title:

SCHEDULE I

to the Compliance Certificate
($ in 000’s)

I.	Section 8.11(a) – Consolidated Net Worth.
	A. Consolidated Shareholders Equity at Statement Date		$_____

	B. Minimum Required Consolidated Net Worth [Sum of following (i)-(iii)]		$_____

	(i) $1,000,000,000	$_____

	(ii) 50% of Consolidated Net Income for each full fiscal quarter ending after June 30, 2010 (no reduction for net losses)	$_____

	(iii) Equity Issuances after June 30, 2010 that increase consolidated shareholders’ equity	$_____

II.	Section 8.11 (b) – Consolidated Leverage Ratio.
	A. Consolidated Funded Indebtedness at Statement Date [Sum of following (i) – (vii)]		$_____

	(i) obligations for borrowed money, and all obligations evidenced by bonds (other than surety bonds), debentures, notes, loan agreements or other similar instruments	$_____

	(ii) purchase money Indebtedness	$_____

	(iii) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, and similar instruments	$_____

	(iv) all obligations in respect of the deferred purchase price of property or services	$_____

	(v) all Attributable Indebtedness	$_____

	(vi) all Guarantees with respect to Indebtedness of the types specified in (i) through (v) above of another Person	$_____

	(vii) all non-recourse Indebtedness of the types referred to above of any partnership or joint venture in which Borrower or a Subsidiary is a general partner or joint venturer	$_____

B. Pro Forma Consolidated Net Income [Line (i) minus (ii)]		$_____

(i) Pro Forma Pre-Tax Income [Line (1) plus (2)]	$_____

(1) Income before Income Taxes	$_____

(2) Total Non-Cash Goodwill Impairment Charges (to the extent they reduced (1))	$_____

(ii) Pro Forma Income Taxes (calculated using Pro Forma Pre-Tax Income as the amount of income)	$_____

Consolidated EBITDA for four quarters ending at Statement Date [Sum of Lines (i) - (vii) minus Line (viii)]		$_____

(i) Consolidated Net Income	$_____

(ii) Consolidated Interest Charges	$_____

(iii) Provision for Income Taxes	$_____

(iv) Depreciation expenses	$_____

(v) Amortization expenses	$_____

(vi) Stock-based compensation expenses	$_____

(vii) Lesser of Pro Forma Consolidated Net Income and Total Non-Cash Goodwill Impairment Charges

(viii) minus non-cash gains (other than accrual of revenue in ordinary course)	$_____

C. Consolidated Leverage Ratio (Line II.A ÷ Consolidated EBITDA as calculated under the above B)		_____to 1

Maximum permitted	[3.00 to] [2.5 to 1] 1

III.	Section 8.11 (c) – Consolidated Fixed Charge Coverage Ratio.

	A. Consolidated Adjusted EBITDA for Subject Period [line (i) minus sum of lines (ii), (iii) and (iv)]		$_____

	(i) Consolidated EBITDA (From Line II (B))	$_____

	(ii) Consolidated Maintenance Capital Expenditure for Subject Period paid in cash	$_____

13.00:1 through period ending December 31, 2011;2.5:1 thereafter

(iii) Restricted Payments during Subject Period paid in cash 2

(iv) Income taxes paid in cash	$_____

B. Consolidated Fixed Charges [sum of lines (i) and (ii) below]		$_____

(i) Cash portion of Consolidated Interest Charges	$_____

(ii) Consolidated Scheduled Funded Debt Payments	$_____

C. Consolidated Fixed Charge Coverage Ratio [(Line III.A. ÷ Line III.B)]		_____to 1

Minimum required	1.5 to 1

D. Aggregate Dividends and Repurchases of Common Stock made since 1/1/2010		$_____

2other than dividends and repurchases of common stock of Borrower permitted pursuant to Section 8.06(d) of the Credit Agreement
Made by Borrower not to exceed $250,000,000 in the aggregate since January 1, 2010.